Exhibit 3.2

EXCERPT FROM THE

RESOLUTIONS ADOPTED

AT THE SPECIAL MEETING OF

THE BOARD OF DIRECTORS

OF

SANDRIDGE ENERGY, INC.

HELD ON NOVEMBER 19, 2012

At a special meeting held on November 19, 2012, the following resolutions were adopted by the Board of Directors of SandRidge Energy, Inc., a Delaware corporation:

NOW, THEREFORE BE IT RESOLVED, that Article II, Section 5 of the Bylaws is hereby amended to read in its entirety as follows:

“Section 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty (60) days prior to such other action. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary at the principal executive offices of the Corporation, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board of Directors pursuant to the first sentence of this Section 5). If no record date has been fixed by the Board of Directors pursuant to the first sentence of this Section 5 or otherwise within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting when no prior action by the Board of Directors is required by the General Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or to any officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of

Directors and prior action by the Board of Directors is required by the General Corporation Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action. If no record date is fixed with respect to matters other than action by written consent without a meeting: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.”

FURTHER RESOLVED, that Article IX of the Bylaws is hereby amended to read in its entirety as follows:

“Article IX.

Amendments

The Bylaws may be altered, amended or repealed, and new Bylaws made, by the Board of Directors, but the stockholders may make additional Bylaws and may alter or repeal any Bylaws whether adopted by them or otherwise; provided, however, that the affirmative vote of the holders of more than 50% of the voting power of the issued and outstanding stock shall be required for stockholders to alter, amend, repeal, or adopt any provision inconsistent with, Article III, Section 1 (Power; Number; Classification; Term of Office; Election Procedures) or this Article IX (Amendments) of the Bylaws.”